                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 I.C. ISAACS & COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                    EUGENE C. WIELEPSKI, VICE PRESIDENT--FINANCE,
                  CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                          I.C. ISAACS & COMPANY, INC.
                                3840 Bank Street
                         Baltimore, Maryland 21224-2522
                                 (410) 342-8200

                                   April 26, 1999

To Our Stockholders:

    On behalf of our Directors, I cordially invite you to attend the Annual Meeting of Stockholders of I.C. Isaacs & Company, Inc. The Annual Meeting will be held at 11:00 a.m., local time, on Thursday, June 3, 1999, at the Best Western and Conference Center, 5625 O'Donnell Street, Baltimore, Maryland 21224. The formal Notice of the Annual Meeting is attached hereto.

    The Proxy Statement describes matters that we expect will be acted upon at the Annual Meeting. The stockholders who are present will have the opportunity to ask questions.

    We are gratified by our stockholders' interest in the Company and hope that many of you vote your shares in person or by proxy. We urge you to return your proxy card as soon as possible.

                                          Cordially yours,

                                          Robert J. Arnot
                                          Chairman of the Board and Chief
                                          Executive
                                          Officer

                                          Gerald W. Lear
                                          President and Chief Operating Officer

                          I.C. ISAACS & COMPANY, INC.
                                3840 Bank Street
                         Baltimore, Maryland 21224-2522
                                 (410) 342-8200

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1999

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of I.C. ISAACS & COMPANY, INC. (the "Company") will be held on Thursday, June 3, 1999, at the Best Western and Conference Center, 5625 O'Donnell Street, Baltimore, Maryland 21224, at 11:00 a.m., local time. The Meeting will be held for the following purposes:

        1. To elect three Class II directors, each for a term of three years and/or until their successors are elected and qualified;

        2. To approve the Company's Amended and Restated 1997 Omnibus Stock
    Plan;

        3. To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

        4. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

    The Board of Directors has fixed the close of business on April 19, 1999, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the Meeting or any adjournments or postponements thereof. Accompanying this notice is a Proxy Card and Proxy Statement and a copy of the Company's 1998 Annual Report on Form 10-K.

                                          By Order of the Board of Directors
                                          Robert J. Arnot
                                          Chairman of the Board and Chief
                                          Executive
                                          Officer

                                          Gerald W. Lear
                                          President and Chief Operating Officer

                                          Eugene C. Wielepski
                                          Vice President--Finance, Chief
                                          Financial Officer and Corporate
                                          Secretary

Baltimore, Maryland
April 26, 1999

    YOU ARE CORDIALLY INVITED TO ATTEND THIS MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. IF YOU WILL BE UNABLE TO BE PRESENT AT THE MEETING OR EVEN IF YOU ANTICIPATE THAT YOU WILL ATTEND, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE WITHOUT DELAY. YOU WILL BE MOST WELCOME AT THE MEETING AND MAY THEN VOTE IN PERSON IF YOU SO DESIRE, EVEN THOUGH YOU MAY HAVE EXECUTED AND RETURNED THE PROXY. ANY STOCKHOLDER WHO EXECUTES SUCH A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED. YOUR PROMPT RETURN OF YOUR PROXY WILL HELP AVOID THE COST OF FURTHER SOLICITATIONS.

                          I.C. ISAACS & COMPANY, INC.
                                3840 Bank Street
                         Baltimore, Maryland 21224-2522
                                 (410) 342-8200
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1999

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    This Proxy Statement, the Notice of Annual Meeting of Stockholders, and the accompanying Proxy Card are furnished to stockholders of I.C. Isaacs & Company, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors to be used at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Thursday, June 3, 1999, and any adjournments or postponements thereof. The Meeting will be at the Best Western and Conference Center, 5625 O'Donnell Street, Baltimore, Maryland 21224, at 11:00 a.m., local time. The Meeting will be held for the following purposes:

        1. To elect three Class II directors, each for a term of three years and/or until their successors are elected and qualified;

        2.  To approve the Company's Amended and Restated 1997 Omnibus Stock
    Plan;

        3. To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 3, 1999; and

        4. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

    This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, Proxy Card and the Company's 1998 Annual Report on Form 10-K containing the Company's consolidated financial statements for the year ended December 31, 1998 are first being mailed to stockholders on or about April 26, 1999.

RECORD DATE AND PRINCIPAL STOCKHOLDERS

    Stockholders of record at the close of business on April 19, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. On the Record Date, the Company had outstanding and entitled to vote 6,782,200 shares of Common Stock, par value $.001 per share (the "Common Stock"). For information regarding security ownership by management and certain other holders of the Company's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

VOTING AND SOLICITATION

    With respect to the proposal regarding election of Class II directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to any specific nominee by so indicating in the appropriate space on the enclosed Proxy Card. With respect to the proposals to approve the Company's Amended and Restated 1997 Omnibus Stock Plan and to ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, stockholders may (a) vote FOR, (b) vote AGAINST or (c) ABSTAIN from voting as to each such matter. All properly executed Proxy Cards delivered by stockholders and not revoked will be voted at the Meeting in accordance with the directions given. Properly executed proxies not marked to indicate any desired vote will be voted FOR the election of the nominees for directors named below, FOR the approval of the Company's Amended and Restated 1997 Omnibus Stock Plan and FOR the ratification of the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. If any other matters are properly brought before the Meeting, the persons named in the accompanying proxies will vote the shares represented by such proxies on such matters as instructed by the Board of Directors of the Company, who have instructed the proxies to vote in accordance with the proxies' own best judgment in the absence of express instruction from the Board.

    The expenses of preparing, printing, and mailing the proxy materials will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors and officers of the Company in person or by telephone or telegram. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with Securities and Exchange Commission (the "SEC") regulations, in sending this proxy statement and proxies to the beneficial owners of its Common Stock.

REVOCABILITY OF PROXIES

    A proxy is enclosed for use at the Meeting. Each stockholder is urged to complete and return the enclosed proxy immediately, even if the stockholder anticipates attending the Meeting in person. The Board of Directors has selected Messrs. Robert J. Arnot and Gerald W. Lear, and each of them, to act as proxies with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted by delivering to the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. Any proxy may also be revoked by (i) the stockholder's attendance at the Meeting, (ii) filing a written notice of revocation with the Secretary of the Meeting, and (iii) voting in person. The presence of a stockholder at the Meeting will not automatically revoke that stockholder's proxy. All notices of revocation should be sent to the attention of the Company's Corporate Secretary, Eugene C. Wielepski, I.C. Isaacs & Company, Inc., 3840 Bank Street, Baltimore, Maryland 21224-2522.

QUORUM AND VOTING RIGHTS

    The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of the Company's Common Stock is necessary to constitute a quorum at the Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees that are voted on at least one matter coming before the Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "broker non-vote") for voting on some or all other matters.

    Each share of Common Stock is entitled to one vote on all matters that may properly come before the Meeting other than the election of directors. In the election of directors, each share is entitled to cast one vote for each director to be elected. Directors of the Company shall be elected by a plurality of votes cast at the Meeting. The holders of Common Stock may not vote their shares cumulatively for the election of directors. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for the election of directors. All other matters to come before the Meeting require the approval of a majority of the shares of Common Stock present, in person or by proxy, at the Meeting and entitled to vote. Therefore, abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes, however, will be deemed shares not present to vote on such matters, and therefore will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

        INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Amended and Restated Bylaws of the Company provide that the number of directors constituting the Board of Directors shall be as determined from time to time by the Board. The Board has acted to fix the number of directors at nine.

    Pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes, as nearly equal in number as reasonably possible, with terms expiring at the Meeting ("Class II"), the 2000 Annual Meeting of Stockholders ("Class III") and at the 2001 Annual Meeting of Stockholders ("Class I"), respectively. Mr. Gary B. Brashers, who had previously served as a Class II director of the Company and as its Vice President--Manufacturing and Chief Operating Officer, resigned as an officer, director and employee of the Company in August 1998. He continues to serve the Company as a consultant. The Board of Directors appointed Mr. Thomas
P. Ormandy, Vice President--Sales, to fill the vacancy on the Board created by Mr. Brashers' resignation. Mr. Ira J. Hechler, who had previously served as a Class II director of the Company, died in April 1999. The Board of Directors appointed Mr. Daniel J. Gladstone, President--Girbaud-Registered Trademark-Division, to fill the vacancy on the Board created by Mr. Hechler's death.

    The Company's Board of Directors met on five occasions in 1998. Each of Messrs. Robert J. Arnot, Gerald W. Lear, Eugene C. Wielepski, Ronald S. Schmidt, Neal J. Fox, Anthony J. Marterie, Ira J. Hechler and Jon Hechler attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees on which they served. During the portion of 1998 in which he served as a director, Mr. Brashers attended all three of the meetings of the Board that were held. During the portion of 1998 in which he served as a director, Mr. Ormandy did not attend the one meeting of the Board that was held. The Board of Directors has standing Audit and Compensation Committees as described below.

    AUDIT COMMITTEE. The Audit Committee consists of Messrs. Ronald S. Schmidt (Chairman), Neal J. Fox and Anthony J. Marterie. The Audit Committee is responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors. Two meetings of the Audit Committee were held in 1998. Each of the members of the Audit Committee other than Mr. Marterie attended all of the meetings of the Audit Committee. Mr. Marterie did not attend one of the meetings.

    COMPENSATION COMMITTEE. During 1998, the Compensation Committee consisted of Messrs. Ira J. Hechler (Chairman), Jon Hechler and Ronald S. Schmidt. The Compensation Committee reviews and determines the compensation of the Company's executive officers and recommends the granting of awards to eligible employees pursuant to the Company's 1997 Omnibus Stock Plan. See "Compensation Committee Report on Executive Officer Compensation," below. Three meetings of the Compensation Committee were held in 1998 and all members attended each meeting.

DIRECTORS' COMPENSATION

    Directors who are employees of the Company receive no compensation for serving on the Board of Directors. Directors who are not employees of the Company (the "Outside Directors") receive an annual retainer fee of $10,000 for their services and attendance fees of $750 per Board or committee meeting attended. All directors are reimbursed for expenses incurred in connection with attendance at Board or committee meetings. In addition, members of the Board of Directors are eligible to participate in the Company's 1997 Omnibus Stock Plan. In 1998, each of the Outside Directors other than Messrs. Ira J. Hechler and Jon Hechler was awarded non-qualified stock options to purchase 10,000 shares of Common Stock at an exercise price of $2.125 per share.

PROPOSAL 1: ELECTION OF THREE CLASS II DIRECTORS

    At the Meeting, three directors are to be elected as Class II directors, each for a term of three years, or until their successors have been elected and qualified. The Board of Directors has nominated for election as Class II directors, Messrs. Jon Hechler, Daniel J. Gladstone and Thomas P. Ormandy, each of whom currently serves on the Board as a Class II director. The proxies solicited hereby, unless directed to the contrary therein, will be voted FOR the Board nominees for Class II directors. All of the nominees for

Class II directors have consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that any nominee for election as a Class II director will not be a candidate or will be unable to serve, but if either event occurs, it is intended that the shares represented by proxies will be voted FOR such substituted nominee or nominees as the Board, in its discretion, may designate.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR CLASS II DIRECTORS.

    The following sets forth certain biographical information, present occupation and business experience for the past five years for each of the nominees for election as Class II directors and for each of the Class I and Class III incumbent directors.

CLASS II: NOMINEES WHOSE TERMS WILL EXPIRE AT THE 2002 ANNUAL MEETING OF
  STOCKHOLDERS.

    JON HECHLER, age 45, has been a director of the Company since 1984. He has been employed by Ira J. Hechler and Associates, an investment company, since 1980. He also serves as President of T. Eliot, Inc., a manufacturer of bathroom equipment.

    DANIEL J. GLADSTONE, age 42, has been a director since April 1999 and President--Girbaud-Registered Trademark- Division since January 1999. He reports directly to Mr. Arnot and is responsible for the design, sales and marketing of the Girbaud-Registered Trademark- lines. Mr. Gladstone served as President of Calvin Klein Jeans at WARNCO, Inc. from 1997 to 1998 and as President of Calvin Klein Jeans at Designer Holding Ltd. from 1994 to 1997.

    THOMAS P. ORMANDY, age 48, has been a director since 1998 and Vice President--Sales of the Company since 1986. He is responsible for the sales and marketing of the BOSS-Registered Trademark- men's, boys' and juniors' lines as well as the Beverly Hills Polo Club-Registered Trademark- men's line.

CLASS I: INCUMBENTS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING OF
  STOCKHOLDERS.

    ROBERT J. ARNOT, age 50, has been a director of the Company since 1984, Chairman of the Board of Directors since 1991 and Chief Executive Officer since 1996. He was Vice President of Planning and Corporate Development from 1989 to 1991. He has been employed by the Company since 1989.

    GERALD W. LEAR, age 56, has been a director of the Company since 1980 and President since 1987. He was Co-Chief Executive Officer with Mr. Arnot from 1987 to 1998, when he stepped down as Co-Chief Executive Officer and assumed the role of Chief Operating Officer. He was Vice President from 1975 to 1984 and Executive Vice President from 1984 to 1986. He has been employed by the Company since 1962.

    EUGENE C. WIELEPSKI, age 52, has been a director, Vice President--Finance and Chief Financial Officer of the Company since 1991. He has also held the positions of Secretary and Treasurer since 1976. From 1976 to 1990 he was Controller. He is a Certified Public Accountant and has been employed by the Company since 1973.

CLASS III: INCUMBENTS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING OF
  STOCKHOLDERS.

    RONALD S. SCHMIDT, age 55, has been a director of the Company since 1990. He is President and Chief Executive Officer of I.B. Diffusion, a manufacturer of ladies' apparel.

    NEAL J. FOX, age 65, has been a director of the Company since February 1998. From 1989 through March 1999, he served as the President and Chief Executive Officer of Sulka, an international menswear retailer.

    ANTHONY J. MARTERIE, age 60, has been a director of the Company since February 1998. Since 1989 he has served as the President and Chief Executive Officer of North Coast Industries, a producer and distributor of casual women's sportswear under the Blast-Registered Trademark- brand, which is not competitive with the Company's brands.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation for the past three years of each of the Company's five most highly compensated officers, including the Chief Executive Officer (collectively, the "Named Executive Officers"):

                                                                                                       LONG-TERM
                                                                                                     COMPENSATION
                                                                                                       AWARDS(2)
                                                                    ANNUAL COMPENSATION (1)       -------------------
                                                               ---------------------------------   NUMBER OF SHARES
NAME AND PRINCIPAL POSITIONS                                     YEAR       SALARY      BONUS     UNDERLYING OPTIONS
-------------------------------------------------------------  ---------  ----------  ----------  -------------------

Robert J. Arnot (3)..........................................       1998  $  396,686  $       --          30,000
  Chairman of the Board and                                         1997     379,542          --              --
  Chief Executive Officer                                           1996     275,676      50,000              --

Gerald W. Lear (3)...........................................       1998     406,042          --          30,000
  President and                                                     1997     386,918          --              --
  Chief Operating Officer                                           1996     300,220      50,000              --

Daniel J. Gladstone (4)......................................       1998          --          --              --
  President--Girbaud-Registered Trademark- Division                 1997          --          --              --
                                                                    1996          --          --              --

Gary B. Brashers (3)(5)......................................       1998     162,764          --          15,000
  Vice President--Manufacturing and                                 1997     235,328          --              --
  Chief Operating Officer                                           1996     200,220      25,000              --

Eugene C. Wielepski (3)......................................       1998     197,808          --          15,000
  Vice President--Finance and                                       1997     190,885          --              --
  Chief Financial Officer                                           1996     160,220      20,000              --

Thomas P. Ormandy (3)........................................       1998     295,812          --          15,000
  Vice President--Sales                                             1997     301,581          --              --
                                                                    1996     240,000     110,000              --

Marc Baff....................................................       1998     193,998          --          10,000
  Vice President--Sales                                             1997     119,150          --              --
                                                                    1996     107,620          --              --

------------------------

(1) The Company also provides certain perquisites and other benefits. The aggregate dollar cost to the Company of such perquisites and other benefits in each of the last three years did not exceed the lesser of $50,000 or 10% of the amount reflected in the Salary and Bonus columns for any of the Named Executive Officers.

(2) Except for Mr. Baff's options, all of the options reflected in this column that were outstanding as of December 31, 1998 were forfeited in January 1999. In 1999, the Board of Directors granted the Named Executive Officers options to acquire an aggregate of 329,250 additional shares of Common Stock. These additional options are contingent upon the stockholders approving the Company's proposed Amended and Restated 1997 Omnibus Stock Plan.

(3) In his capacity as a stockholder of the Company, this Named Executive Officer (a) was reimbursed during 1996 and 1997 for payment of taxes on income of the Company that was passed through to the stockholders and (b) received, in connection with the Company's initial public offering in 1997, a dividend distribution representing a portion of the earned but undistributed S corporation earnings of the Company.

(4) Mr. Gladstone joined the Company in January 1999. The Board of Directors granted Mr. Gladstone options to acquire 244,000 shares of Common Stock when he joined the Company.

(5) Mr. Brashers resigned as an officer, director and employee of the Company in August 1998. He continues to serve the Company as a consultant under a consulting agreement. Mr. Brashers received consulting payments of $52,250 from the Company in 1998.

OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table sets forth information regarding options to purchase shares of the Company's Common Stock granted to the Named Executive Officers during the last fiscal year:

                                                                                                      POTENTIAL REALIZABLE
                                                             INDIVIDUAL GRANTS(1)                       VALUE OF ASSUMED
                                           ---------------------------------------------------------  ANNUAL RATES OF STOCK
                                            NUMBER OF                                                  PRICE APPRECIATION
                                           SECURITIES      PERCENT OF                                          FOR
                                           UNDERLYING     TOTAL OPTIONS     EXERCISE                     OPTION TERM (3)
                                             OPTIONS       GRANTED TO       PRICE PER    EXPIRATION   ---------------------
NAME                                         GRANTED        EMPLOYEES       SHARE(2)        DATE         5%         10%
-----------------------------------------  -----------  -----------------  -----------  ------------  ---------  ----------
Robert J. Arnot..........................      30,000             9.5%      $   2.125   08/28/2008    $  40,050  $  101,500
Gerald W. Lear...........................      30,000             9.5           2.125   08/28/2008       40,050     101,500
Daniel J. Gladstone (4)..................          --              --              --   --                   --          --
Gary B. Brashers (5).....................          --              --              --   --                   --          --
Eugene C. Wielepski......................      15,000             4.8           2.125   08/28/2008       20,025      50,775
Thomas P. Ormandy........................      15,000             4.8           2.125   08/28/2008       20,025      50,775
Marc Baff................................      10,000             3.2           2.125   08/28/2008       13,350      33,850

------------------------------

(1) Except for Mr. Baff's options, all of the options shown in the table that were outstanding as of December 31, 1998 were forfeited in January 1999.

(2) The exercise price equaled the fair market value of the Common Stock as determined by the Board of Directors on the date of grant.

(3) The assumed annual rates of appreciation of 5% and 10% would result in the price of the Common Stock increasing to $3.46 and $5.51, respectively, from the exercise price of $2.125 per share during the 10-year term of the options. The vesting of unvested options may be accelerated at any time by the Company. The 5% and 10% assumed annual rates of stock price appreciation used to calculate potential gains to optionees are mandated by the rules of the SEC. The potential realizable value does not represent the Company's prediction of its stock price performance. There can be no assurance that the stock price will actually appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other level.

(4) Mr. Gladstone joined the Company in January 1999.

(5) Mr. Brashers resigned as an officer, director and employee of the Company in August 1998. He continues to serve the Company as a consultant.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END HOLDINGS.

    The following table sets forth information concerning the number and value of unexercised options to purchase shares of the Company's Common Stock held at the end of the fiscal year by the Named Executive Officers. No options were exercised by any of the Named Executive Officers in 1998.

                                                                                                   VALUE OF
                                                                                                  UNEXERCISED
                                                                                                 IN-THE-MONEY
                                                                              NUMBER OF             OPTIONS
                                                                              SECURITIES          AT YEAR END
                                              SHARES ACQUIRED    VALUE    UNDERLYING OPTIONS     EXERCISABLE/
NAME                                           UPON EXERCISE   REALIZED     AT YEAR END(1)     UNEXERCISABLE(1)
--------------------------------------------  ---------------  ---------  ------------------  -------------------
Robert J. Arnot.............................            --            --          30,000                  --
Gerald W. Lear..............................            --            --          30,000                  --
Daniel J. Gladstone.........................            --            --              --                  --
Gary B. Brashers............................            --            --              --                  --
Eugene C. Wielepski.........................            --            --          15,000                  --
Thomas P. Ormandy...........................            --            --          15,000                  --
Marc Baff...................................            --            --          10,000                  --

------------------------------

(1) The exercise price of all of the options shown in the table exceeded the market price of the Company's Common Stock on December 31, 1998. None of the options shown in the table were exercisable as of December 31, 1998. Except for Mr. Baff's options, all of the options shown in the table that were outstanding as of December 31, 1998 were forfeited in January 1999.

DEFINED BENEFIT PENSION PLAN

    The Company maintains a defined benefit pension plan (the "Pension Plan") for its employees. The normal retirement benefit, payable at age 65, is 20.0% of base compensation up to $10,000 plus 39.5% of base compensation over $10,000, prorated for service less than 30 years. A reduced benefit is also payable on early retirement, after age 55 and after 15 years of service. The Pension Plan also provides disability retirement and death benefits. The Company pays the full cost of the benefits under the Pension Plan through its contributions to a trust. The Company's cash contributions to the Pension Plan during the year ended December 31, 1998 aggregated approximately $1.6 million.

    The Pension Plan Table below provides the estimated annual benefits payable under the Pension Plan upon retirement in specified compensation and years of service classifications:

PENSION PLAN TABLE

                                                                                 YEARS OF SERVICE
                                                               -----------------------------------------------------
REMUNERATION                                                      15         20         25         30         35
-------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
$100,000.....................................................  $  13,838  $  18,451  $  23,063  $  27,676  $  27,676
125,000......................................................     13,838     18,451     23,063     27,676     27,676
150,000......................................................     13,838     18,451     23,063     27,676     27,676
175,000......................................................     13,838     18,451     23,063     27,676     27,676
200,000......................................................     13,838     18,451     23,063     27,676     27,676
225,000......................................................     13,838     18,451     23,063     27,676     27,676
250,000......................................................     13,838     18,451     23,063     27,676     27,676
300,000......................................................     13,838     18,451     23,063     27,676     27,676
400,000......................................................     13,838     18,451     23,063     27,676     27,676
450,000......................................................     13,838     18,451     23,063     27,676     27,676
500,000......................................................     13,838     18,451     23,063     27,676     27,676

    The compensation considered in determining benefits under the Pension Plan (as provided in the column titled "Remuneration") is the annual average compensation for the five consecutive calendar years producing the highest average. The compensation considered is limited to $75,000. All amounts of salary, bonus and other compensation as reported in the Summary Compensation Table, up to $75,000, are included in compensation considered under the Pension Plan. The amounts of benefit provided in the Pension Plan Table are the amounts of benefit payable per year in equal monthly installments for the life expectancy of the participants (i.e., straight life annuity amounts). The Pension Plan is integrated with Social Security, and its benefit formula is as follows: (i) 0.6667% of compensation, multiplied by years of service up to 30 years; plus (ii) 0.65% of compensation in excess of $10,000 multiplied by years of service up to 30 years.

    The estimated credited years of service for each of the Named Executive Officers were as follows, estimated as of January 1, 1999:

                                                                               ESTIMATED CREDITED
NAME                                                                            YEARS OF SERVICE
---------------------------------------------------------------------------  -----------------------
Robert J. Arnot............................................................                 7
Gerald W. Lear.............................................................                36
Gary B. Brashers...........................................................                19
Daniel J. Gladstone........................................................                 0
Eugene C. Wielepski........................................................                25
Thomas P. Ormandy..........................................................                12
Marc Baff..................................................................                21

EMPLOYMENT AGREEMENTS

    Prior to its initial public offering in December 1997, the Company entered into individual employment agreements (the "Executive Employment Agreements") with each of Messrs. Arnot, Lear, Wielepski, Brashers and Ormandy. Mr. Brashers' Executive Employment Agreement was terminated in August 1998 when he resigned as an officer, director and employee of the Company. He continues to serve the Company as a consultant pursuant to a consulting agreement (the "Consulting Agreement"). The Consulting Agreement has a term of two years subject to certain early termination provisions and provides for an annual fee of $217,000. The amount of the annual fee will increase to $247,000 for the remainder of the term after the Company achieves positive net earnings in two consecutive fiscal quarters. The Consulting Agreement includes noncompetition, nonsolicitation and confidentiality provisions. In the event Mr. Brashers is terminated without cause (as such term is defined in the Consulting Agreement), he will receive as severance his annual fee during the remainder of the term of the Consulting Agreement.

    As amended in August 1998, the term of each of the Executive Employment Agreements began on May 15, 1997 (the "Effective Date") and will terminate on the fourth anniversary of the Effective Date in the case of Messrs. Arnot and Lear and on the third anniversary of the Effective Date in the case of Messrs. Wielepski and Ormandy. The Executive Employment Agreements will automatically extend after the initial term for successive one-year terms, unless notice not to extend is given by either party at least 60 days prior to the end of the then current term. In addition to the base salary amounts described below, the Executive Employment Agreements also provide that the Executives are entitled to participate in any bonus and stock option plans, programs, arrangements and practices as may be established from time to time by the Board of Directors of the Company for the benefit of such executive employees, in accordance with the terms of such plans. Each Executive is also entitled to certain fringe benefits, including Company-paid health and life insurance. If any of the Executives is terminated without cause (as such term is defined in the Executive Employment Agreements), then such Executive will receive as severance his then current base salary for the remainder of the term of his Executive Employment Agreement. The Executive will also continue to participate in Company-sponsored health, life insurance and other fringe benefit plans and programs during the severance period.

    The Executive Employment Agreements of Messrs. Arnot and Lear initially provided for an annual base salary of $400,000, which may be increased based on periodic reviews by the Compensation Committee. Pursuant to amendments to the Executive Employment Agreements of Messrs. Arnot and Lear entered into in February 1999, the annual base salary was reduced to $350,000, provided that the annual base salary will increase to its initial level for the remainder of the term after the Company achieves positive net earnings in two consecutive fiscal quarters. The Executive Employment Agreements of Messrs. Arnot and Lear include a two-year noncompetition provision as well as nonsolicitation and confidentiality provisions.

    The Executive Employment Agreement of Messrs. Wielepski and Ormandy initially provided for an annual base salaries of $200,000 and $300,000, respectively, which may be increased based on periodic reviews by the Compensation Committee. Pursuant to an amendment to the Executive Employment Agreements entered into in February 1999, the annual base salaries were reduced to $175,000 and $262,500, respectively, provided that the annual base salaries will be increased to their initial levels for the remainder of the term after the Company achieves positive net earnings in two consecutive fiscal quarters. The Executive Employment Agreements of Messrs. Wielepski and Ormandy include one-year noncompetition provision as well as nonsolicitation and confidentiality provisions.

    Upon joining the Company in January 1999, Mr. Gladstone entered into an employment agreement (the "Gladstone Agreement") with the Company. The Gladstone Agreement is substantially similar to the Executive Employment Agreements described above except as described in this paragraph. The Gladstone Agreement provides for an annual base salary of $350,000, which may be increased based on periodic reviews by the Compensation Committee. The term of the Gladstone Agreement began on January 21, 1999 and will terminate on January 21, 2001. The Gladstone Agreement will automatically extend after the initial term for successive one-year terms, unless notice not to extend is given by either party at least 60 days prior to the end of the then current term. In addition to his base salary and other benefits, Mr. Gladstone is entitled to receive incentive compensation following each fiscal year during the term in which the Company's net sales of Girbaud sportswear exceeds $20 million. The amount of such incentive compensation will be equal to one-half of one percent of the amount by which the Company's net sales of Girbaud sportswear exceeds $20 million. If Mr. Gladstone is terminated without cause (as such term is defined in the Gladstone Agreement), in the event of termination due to non-renewal of the Gladstone Agreement or in the event of a change of control (as such term is defined in the Gladstone Agreement) of the Company followed by a voluntary or involuntary termination of Mr. Gladstone, Mr. Gladstone will receive as severance (i) the greater of one year's worth of his then current base salary or his base salary for the remainder of the term and (ii) earned but unpaid incentive compensation. The Gladstone Agreement includes a 90-day noncompetition provision (which does not apply in the event Mr. Gladstone is terminated after a change of control) as well as two-year nonsolicitation and confidentiality provisions.

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

OBJECTIVES

    The Company's compensation policies and procedures have historically been aligned with the Company's entrepreneurial traditions. The Company seeks to compensate its officers (including the Named Executive Officers) in a manner which is:

    (i) consistent with the Company's conservative traditions and cost structure;

    (ii) sufficient to attract and retain key executives critical to the success of the Company;

    (iii) reflective of current performance of both the individual officer and the Company; and

    (iv) remuneration of successful long-term strategic management and enhancement of shareholder values.

COMPONENTS OF COMPENSATION

    The Compensation Committee (the "Committee") approves the design of, assesses the effectiveness of, and administers the executive compensation programs of the Company in support of stockholder interests. The key elements of the Company's executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package.

BASE SALARY

    The Committee regularly reviews each executive's base salary. Base salaries are not necessarily compared to other institutions, although market rates for comparable executives with comparable responsibilities are considered in some cases. Base salaries are adjusted by the Committee to recognize varying levels of responsibility, experience, breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. The annual base salary of Mr. Arnot, the Company's Chief Executive Officer, was decreased to $350,000 pursuant to the terms of an amendment to his Executive Employment Agreement in consideration of the deterioration in the Company's operating results for 1997 compared to 1998. The annual base salaries of the other Named Executive Officers (other than Mr. Gladstone, who joined the Company in January 1999, and Mr. Baff, who does not have an employment agreement) were decreased for the same reason. See "--Employment Agreements."

ANNUAL INCENTIVES

    The annual incentive program promotes the Company's pay-for-performance philosophy by providing the Chief Executive Officer and other Named Executive Officers with direct financial incentives in the form of annual cash bonuses to achieve corporate and, in some cases, individual performance goals. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Company did not pay any bonuses to any of the Named Executive Officers in 1998.

LONG-TERM INCENTIVES

    In keeping with the Company's commitment to provide a total compensation package which includes at-risk components of pay, long-term incentive compensation comprises a significant portion of the value of an executive's total compensation package. When awarding long-term grants, the Committee considers an executive's level of responsibility, prior compensation experience, historical award data, and individual performance criteria. Long-term incentives are in the form of stock options awards under the Company's Plan.

    Stock options are granted at an option price equal to the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. The size of stock option grants is based on competitive practice, individual performance factors and historical award data. The Company granted an aggregate of 100,000 stock options to the Named Executive Officers in 1998. Except for Mr. Baff's options, all of those options that were outstanding as of December 31, 1998 were forfeited in January 1999.

CONCLUSION

    The Committee believes these executive compensation policies and programs serve the interests of the Company and its stockholders effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the stockholders' benefit.

    We will continue to monitor the effectiveness of the Company's total compensation program to meet the current and future needs of the Company.

    Members of the Compensation Committee:

           Jon Hechler and Ronald S. Schmidt

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of April 19, 1999 with respect to the beneficial ownership of the Company's Common Stock (including shares issuable upon the exercise of outstanding options that are exercisable as of that date or within 60 days thereafter) by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5.0% of the outstanding Common Stock, (ii) each of the Company's directors,
(iii) the Chief Executive Officer and each of the other Named Executive Officers of the Company, and (iv) all directors and executive officers of the Company as a group:

                                                                            SHARES BENEFICIALLY
                                                                                 OWNED (2)
                                                                          -----------------------
NAME OF BENEFICIAL OWNERS                                                   NUMBER      PERCENT
------------------------------------------------------------------------  ----------  -----------

Robert J. Arnot (1).....................................................     447,792         6.6%

Marc Baff...............................................................       1,000       *

Neal J. Fox.............................................................      --           *

Daniel J. Gladstone.....................................................      --           *

Ira J. Hechler (1)(3)...................................................     811,361        11.9

Jon Hechler (1).........................................................     365,791         5.4

Gerald W. Lear (1)......................................................     447,792         6.6

Anthony J. Marterie.....................................................      --           *

Thomas P. Ormandy.......................................................     158,320         2.3

Ronald S. Schmidt.......................................................      --           *

Eugene C. Wielepski.....................................................     194,242         2.9

All directors and executive officers as a group
  (11 persons)..........................................................   2,425,298        35.8%

------------------------

*   Less than one percent.

(1) The business address of such person is c/o I.C. Isaacs & Company, Inc., 3840 Bank Street, Baltimore, Maryland 21224-2522.

(2) Except as described below and subject to the Restated Shareholders' Agreement and applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. See "Certain Relationships and Related Transactions--Restated Shareholders' Agreement."

(3) Mr. Hechler died in April 1999. The disposition of his shares is not yet known by the Company.

                            STOCK PERFORMANCE TABLE

    The Company is required by the SEC to provide a five-year comparison of the cumulative total stockholder return on the Company's Common Stock compared with that of a broad equity market index and either a published industry index or a Company-constructed peer group index.

    The following chart compares the cumulative total stockholder return on the Company's Common Stock during the period beginning December 18, 1997, (the date of the Company's initial public offering) and ending December 31, 1998, with the cumulative total return of the Standard & Poor's 500 Composite Index and a peer group index. The peer group is comprised of the following companies: Guess ?, Inc., Liz Claiborne, Inc., Mossimo, Inc., Nautica Enterprises, Inc., Polo Ralph Lauren Corporation, Tarrant Apparel Group, Tommy Hilfiger Corporation, Tropical Sportswear Int'l Corporation and V.F. Corporation. Total return for the peer group is based on market capitalization, weighted for each year. As with the peer group, the Standard & Poor's 500 Composite Index is market weighted. The comparison assumes $100 was invested on December 18, 1997, in the Company's Common Stock and in each of the foregoing indices. It also assumes reinvestment of any dividends.

    The Company does not make, nor does it endorse, any predictions as to future stock performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            DOLLARS

                                  12/18/97      12/97       3/98       6/98       9/98      12/98
I.C. ISAACS & COMPANY, INC.         100.00     101.25      70.00      35.00      20.00      16.25
S&P 500 COMPOSITE INDEX             100.00     101.64     115.81     119.63     107.75     130.68
PEER GROUP INDEX                    100.00     100.97     124.90     123.91      84.01     103.35

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RESTATED SHAREHOLDERS' AGREEMENT

    The Company's Shareholders' Agreement dated December 20, 1984, as amended, was amended and restated (the "Restated Shareholders' Agreement"), effective as of the time of consummation of the Company's initial public offering in December 1997. No consideration was paid in connection with the execution of the Restated Shareholders' Agreement. Pursuant to the Restated Shareholders' Agreement, Messrs. Robert J. Arnot, Gerald W. Lear, Ira J. Hechler and Jon Hechler are designated as principal shareholders (the "Principal Shareholders") and the other stockholders of the Company immediately prior to consummation of the initial public offering are designated as non-principal shareholders (the "Non-Principal Shareholders"). The Principal Shareholders and the Non-Principal Shareholders have agreed to vote their shares of Common Stock, in elections to fill Class I and Class II of the Board of Directors, to elect nominees of the Principal Shareholders. The Restated Shareholders' Agreement provides that each of the Principal Shareholders has granted to each of the other Principal Shareholders and to the Company rights of first refusal (the "Refusal Right") with respect to the sale of any shares of the Company's outstanding Common Stock. The Restated Shareholders' Agreement provides that each of the Non-Principal Shareholders holding, at the time of the contemplated transfer, in excess of 0.5% of the outstanding Common Stock of the Company has granted to (i) each of the Principal Shareholders, (ii) each of the Non-Principal Shareholders and (iii) the Company, rights of first refusal with respect to the sale of any shares of the Company's outstanding Common Stock. The Restated Shareholders' Agreement also provides that in the event that any two of (i) Robert J. Arnot,
(ii) Gerald W. Lear and (iii) Ira J. Hechler and Jon Hechler (a "Majority") agree to enter into a transaction with a third party for the tender of shares (including, without limitation, in a change of control transaction), the rights of first refusal set forth above shall not apply and the Majority or the Company may require the other Principal Shareholders and Non-Principal Shareholders to participate in such transaction on the same terms and conditions applicable to the Majority. The Refusal Right terminates upon the earlier of May 15, 2001 or upon the Principal Shareholders beneficially owning 20.0% or less of the shares of Common Stock outstanding. The remainder of the Restated Shareholders' Agreement terminates upon the earlier of May 15, 2003 or upon the Principal Shareholders beneficially owning 20.0% or less of the shares of Common Stock outstanding.

PROPOSAL 2: APPROVAL OF THE COMPANY'S AMENDED AND RESTATED 1997 OMNIBUS STOCK
  PLAN

    The Board of Directors proposes that the stockholders of the Company approve the adoption of the Company's amended and restated 1997 Omnibus Stock Plan (the "Plan"). The following is a fair and complete summary of the Plan as proposed; it is qualified in its entirety by reference to the full text of the Plan, which appears as Exhibit A to this Proxy Statement.

    The Plan, as initially adopted by the Board of Directors and approved by the stockholders, became effective May 15, 1997. Awards with respect to the 500,000 shares initially reserved for issuance under the Plan are currently outstanding. The proposed amendment and restatement of the Plan increases, to an aggregate of 1,100,000 shares, the number of shares reserved for issuance pursuant to awards under the Plan. In addition, it adds a maximum limit of 500,000 shares on the number of shares of Common Stock subject to awards of any combination that may be granted during any fiscal year of the Company to any individual under the Plan. There are awards with respect to 329,250 shares of Common Stock that have been awarded contingent upon the stockholders approving the amended and restated Plan as proposed.

GENERAL

    PURPOSE. The purpose of the Plan is to promote the long-term growth and profitability of the Company by providing key people with incentives to improve stockholder value and contribute to the growth and financial success of the Company, and by enabling the Company to attract, retain and reward the best-available persons.

    SHARES AVAILABLE UNDER THE PLAN. The number of shares of Common Stock that may be issued with respect to awards granted under the Plan and the maximum number of shares of Common Stock subject to awards of any combination that may be granted during any fiscal year of the Company to any individual are subject to adjustment to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, business combinations or exchanges of shares and the like. If any award, or portion of an award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Company in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to such award and the surrendered shares shall thereafter be available for further awards under the Plan. As of April 19, 1999, the fair market value of a share of the Company's Common Stock, determined by the last reported sale price per share of Common Stock on such date as quoted on the Nasdaq National Market, was $1.1875.

    ADMINISTRATION. The Plan is administered by the Compensation Committee of the Board of Directors (hereinafter referred to as the "Administrator"). The Administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which awards are granted; (ii) determine the types of awards to be granted;
(iii) determine the number of shares to be covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the Administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

    In the event of changes in the Common Stock of the Company by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator shall, in its discretion, make appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the Plan and to the number, kind and price of shares covered by outstanding awards, and shall, in its discretion and without the consent of holders of awards, make any other adjustments in outstanding awards, including but not limited to reducing the number of shares subject to awards or providing or mandating alternative settlement methods such as settlement of the awards in cash or in shares of Common Stock or other securities of the Company or of any other entity, or in any other matters which relate to awards as the Administrator, in its sole discretion, determines to be necessary or appropriate.

    Without the consent of holders of awards, the Administrator, in its sole discretion, may make any modifications to any awards, including but not limited to cancellation, forfeiture, surrender or other termination of the awards in whole or in part regardless of the vested status of the award, in order to facilitate any business combination that is authorized by the Board of Directors of the Company to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

    Without the consent of holders of awards, the Administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

    PARTICIPATION. Participation in the Plan is open to all employees, officers, directors and consultants of the Company or any of its affiliates, as may be selected by the Administrator from time to time. As of March 31, 1999, the Company's four non-employee directors, and approximately 450 employees and consultants were eligible to participate in the Plan.

TYPE OF AWARDS

    The Plan allows stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards to be granted. These awards may be granted separately or in tandem with other awards. The Administrator determines the prices, expiration dates and other material conditions upon which such awards may be exercised. The Company or its affiliate may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

    STOCK OPTIONS. The Plan allows the Administrator to grant either awards of incentive stock options as that term is defined in section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonqualified stock options; provided, however, that awards of incentive stock options shall be limited to employees of the Company or of any subsidiary of the Company. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option exercise price may be paid in cash, by a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System, or by any other means the Administrator approves.

    To date, all options granted under the Plan are nonqualified stock options, each having an exercise price equal to the fair market value of the underlying shares when granted. The outstanding options that are contingent upon the stockholders approving the Plan as proposed will have an exercise price per share equal to the closing price of the Common Stock on the date of the Meeting.

    STOCK APPRECIATION RIGHTS. The Plan allows the Administrator to grant awards of Stock Appreciation Rights ("SAR"). An SAR entitles the holder to receive a payment in cash, in shares of Common Stock, or in a combination of both, having an aggregate value equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the base price per share specified in the grant agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised.

    STOCK AND PHANTOM STOCK AWARDS. The Plan allows the Administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units ("phantom stock") to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of Common Stock, or in a combination of both.

    PERFORMANCE AWARDS. The proposed Plan allows the Administrator to grant performance awards which become payable in cash, in shares of Common Stock, or in a combination of both, on account of attainment of one or more performance goals established by the Administrator. Performance goals established by the Administrator may be based on the Company's or an affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an affiliate as a whole, over such performance period as the Administrator may designate.

AMENDMENT AND TERMINATION

    The Board of Directors of the Company may terminate, amend or modify the Plan or any portion thereof at any time.

AWARDS UNDER THE PLAN

    Because participation and the types of awards granted under the Plan are subject to the discretion of the Administrator, the benefits or amounts that will be received by any participant or groups of participants if the Plan is approved are not currently determinable except as provided in the table below. The following table provides information regarding awards granted under the Plan that are contingent upon the stockholders approving the proposed Amended and Restated 1997 Omnibus Stock Plan:

                                                                                                 NUMBER OF SHARES OF
                                                                                                    COMMON STOCK
                                                                                                  UNDER CONTINGENT
NAME                                                                                 VALUE (1)       AWARDS (2)
----------------------------------------------------------------------------------  -----------  -------------------
Robert J. Arnot...................................................................      --               25,000
Gerald W. Lear....................................................................      --               25,000
Daniel J. Gladstone(3)............................................................      --              233,000
Gary B. Brashers(4)...............................................................      --               15,000
Eugene C. Wielepski...............................................................      --               12,500
Thomas P. Ormandy.................................................................      --               18,750
Marc Baff.........................................................................      --               --
Executive Group...................................................................      --               96,250
Non-Executive Director Group......................................................      --               --
Non-Executive Officer Employee Group..............................................      --               --

------------------------------

(1) The value of each award is zero because the exercise price of the award will be equal to the fair market value of a share of Common Stock on the date of the Meeting (determined by the last reported sale price per share of Common Stock on such date as reported by the Nasdaq National Market).

(2) Messrs. Arnot, Lear, Gladstone, Wielepski, Ormandy and Brashers received options under the Plan, subject to the stockholders' approval of the Plan, as amended and restated. Each of these options has a ten-year term. None of these options may be exercised prior to August 27, 2000, unless a change of control of the Company shall occur, in which case vesting and exercisability is accelerated. Mr. Brashers' option is fully vested. However, the options of Messrs. Arnot, Lear, Gladstone, Wielepski, and Ormandy will not become vested until August 27, 2000, or an earlier change of control of the Company, or upon their termination of employment due to death or total and permanent disability. They must be continuously employed by the Company from the grant date through the vesting date in order for vesting to occur. The options of Messrs. Arnot, Lear, Gladstone, Wielepski and Ormandy terminate 30 days after their termination of employment or consulting relationship with the Company; Mr. Brashers' option terminates at the end of its ten-year term.

(3) Mr. Gladstone joined the Company in January 1999.

(4) Mr. Brashers resigned as an officer, director and employee of the Company in August 1998. He continues to serve the Company as a consultant.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the current federal income tax treatment of stock options, which are authorized to be granted under the Plan, based upon the current provisions of the Code and regulations promulgated thereunder.

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Plan are intended to meet the requirements of Code Section 422. No tax consequences result from the grant of the option. If an option holder acquires stock upon the exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and the

Company will be allowed no deduction as a result of such exercise, provided that the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of the Company or of a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. The three-month period is extended to one year in the event of disability and is waived in the event of death of the employee. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as capital gain, and any loss will be treated as capital loss, in the year of the sale.

    If the option holder fails to comply with the employment requirement discussed above, the tax consequences will be the same as for a nonqualified option, discussed below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (ii) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, an equivalent deduction will be allowed to the Company in the same year.

    NONQUALIFIED STOCK OPTIONS. No tax consequences result from the grant of the option. An option holder who exercises a nonqualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. The option holder's basis in such shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

    DISALLOWANCE OF DEDUCTIONS. The Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation's chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan which limits the number of shares that may be issued to any individual and which is approved by the corporation's stockholders.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE COMPANY'S AMENDED AND RESTATED 1997 OMNIBUS STOCK PLAN.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS OF THE COMPANY

    The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of BDO Seidman, LLP as independent auditors of the Company for the fiscal year ending December 31, 1999. BDO Seidman, LLP has served as the Company's independent auditors since 1985. Although not legally required to do so, the Board is submitting the selection of BDO Seidman, LLP for ratification by the Company's stockholders at the Meeting.

    A representative of BDO Seidman, LLP will be present at the Meeting and will have the opportunity to make a statement, if he of she desires to do so, and to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who beneficially own 10% or more of the Company's Common Stock (the "Reporting Persons"), to file reports regarding their Company Common Stock ownership and changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from certain of the Reporting Persons, the Company believes that during 1998 and through the date hereof, the Reporting Persons complied with all Section 16(a) reporting requirements applicable to them.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

None of the directors serving on the Compensation Committee is an employee of the Company, and neither the Chief Executive Officer nor any of the Named Executive Officers has served on the Compensation Committee. No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director or board committee member of the Company.

         STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

    The deadline for submission of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 Annual Meeting of Stockholders is December 27, 1999. Any such proposal received by the Corporation's principal executive offices after such date will be considered untimely and may be excluded from the proxy statement and form of proxy.

    The deadline for submission of stockholder proposals to be presented at the 2000 Annual Meeting of Stockholders, but which will not be included in the proxy statement and form of proxy relating to such meeting, is March 6, 2000. Any such proposal received by the Corporation's principal executive offices after such date will be considered untimely and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

                                 OTHER MATTERS

    The Board of Directors of the Company does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Meeting. If any other matters are properly brought before the Meeting, the persons named in the accompanying proxies will vote the shares represented by such proxies on such matters as instructed by the Board of Directors of the Company, who have instructed the proxies to vote in accordance with the proxies' own best judgment in the absence of express instruction from the Board.

                                          By Order of the Board of Directors

                                          Robert J. Arnot
                                          Chairman of the Board and Chief
                                          Executive
                                          Officer

                                          Gerald W. Lear
                                          President and Chief Operating Officer

                                          Eugene C. Wielepski
                                          Vice President--Finance, Chief
                                          Financial Officer and Corporate
                                          Secretary

Baltimore, Maryland
April 26, 1999

                                                                       EXHIBIT A

                          I.C. ISAACS & COMPANY, INC.
                              AMENDED AND RESTATED
                            1997 OMNIBUS STOCK PLAN

1. ESTABLISHMENT, PURPOSE AND TYPES OF AWARDS

    I.C. Isaacs & Company, Inc., a Delaware corporation (the "Company"), established and maintains the I.C. Isaacs & Company, Inc. 1997 Omnibus Stock Plan which is hereby amended and restated in its entirety to be known hereafter as the I.C. Isaacs & Company, Inc. Amended and Restated Omnibus Stock Plan (the "Plan"). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best-available persons.

    The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, or any combination of the foregoing.

2. DEFINITIONS

    Under this Plan, except where the context otherwise indicates, the following definitions apply:

    (a) "AFFILIATE" shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, "control" shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

    (b) "AWARD" shall mean any stock option, stock appreciation right, stock award, phantom stock award, or performance award.

    (c)  "BOARD" shall mean the Board of Directors of the Company.

    (d) "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

    (e) "COMMON STOCK" shall mean shares of common stock of the Company, par value of $0.0001 per share.

    (f) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    (g) "FAIR MARKET VALUE" of a share of the Company's Common Stock for any purpose on a particular date shall be determined in a manner such as the Administrator shall in good faith determine to be appropriate; provided that in the event the Common Stock shall become registered under Section 12(b) of the Exchange Act, then thereafter the Fair Market Value of the Company's Common Stock for any purpose on a particular date shall mean the last reported sale price per share of Common Stock, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq-National Market, or if the Common Stock is not so listed or admitted to trading or included for quotation, the last quoted price, or if the Common Stock is not so quoted, the average of the high bid and low asked prices, regular way, in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices, regular way, as furnished by a professional market maker making a market in the Common Stock as selected in good faith by the Administrator or by such other source or sources as shall be selected in good faith by the Administrator. If, as the case may be, the relevant date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term "trading day" shall mean a day on which public trading of securities occurs and is reported in the principal consolidated reporting system referred to above, or if the Common Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq-National Market, any business day.

    (h) "GRANT AGREEMENT" shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

    (i) "PARENT" shall mean a corporation, whether now or hereafter existing, within the meaning of the definition of "parent corporation" provided in Code section 424(e), or any successor thereto.

    (j) "SUBSIDIARY" AND "SUBSIDIARIES" shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of "subsidiary corporation" provided in Code section 424(f), or any successor thereto.

3.  ADMINISTRATION

    (a) ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the "Administrator").

    (b) POWERS OF THE ADMINISTRATOR. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

    The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee's employment or other relationship with the Company; and (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

    The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

    (c) NON-UNIFORM DETERMINATIONS. The Administrator's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

    (d) LIMITED LIABILITY. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

    (e) INDEMNIFICATION. To the maximum extent permitted by law and by the Company's charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

    (f) EFFECT OF ADMINISTRATOR'S DECISION. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.  SHARES AVAILABLE FOR THE PLAN; MAXIMUM AWARDS

    Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 1,100,000 shares of Common Stock. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), the shares subject to such Award and the surrendered shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

    Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 500,000 shares. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

5.  PARTICIPATION

    Participation in the Plan shall be open to all employees, officers, directors, and consultants of the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time.

6.  AWARDS

    The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement.

    (a) STOCK OPTIONS. The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any Parent or Subsidiary of the Company. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value on the date of grant, but nonqualified stock options may be granted with an exercise price less than Fair Market Value. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

    (b) STOCK APPRECIATION RIGHTS. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights ("SAR"). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of
(i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

    (c) STOCK AWARDS. The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

    (d) PHANTOM STOCK. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units ("phantom stock") in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company's assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

    (e) PERFORMANCE AWARDS. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company's or an Affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

7.  MISCELLANEOUS

    (a) WITHHOLDING OF TAXES. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

    (b) LOANS. The Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

    (c) TRANSFERABILITY. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee's guardian or legal representative.

    (d) ADJUSTMENTS; BUSINESS COMBINATIONS. In the event of changes in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator shall, in its discretion, make appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan as provided in Section 4 of the Plan and to the number, kind and price of shares covered by outstanding Awards, and shall, in its discretion and without the consent of holders of Awards, make any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Company or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

    Notwithstanding anything in the Plan to the contrary and without the consent of holders of Awards, the Administrator, in its sole discretion, may make any modifications to any Awards, including but not limited to cancellation, forfeiture, surrender or other termination of the Awards in whole or in part regardless of the vested status of the Award, in order to facilitate any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

    The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

    (e) SUBSTITUTION OF AWARDS IN MERGERS AND ACQUISITIONS. Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

    (f) TERMINATION, AMENDMENT AND MODIFICATION OF THE PLAN. The Board may terminate, amend or modify the Plan or any portion thereof at any time.

    (g) NON-GUARANTEE OF EMPLOYMENT OR SERVICE. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.

    (h) NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

    (i) GOVERNING LAW. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

    (j) EFFECTIVE DATE; TERMINATION DATE. The Plan initially became effective May 15, 1997, and shall continue in effect as amended and restated herein, subject to approval of the stockholders of the Company at the 1999 Annual Meeting of the Stockholders or a special meeting of the stockholders at which the Plan, as amended and restated, is presented for approval, provided that any such special meeting is held within twelve months of the date this amended and restated Plan is adopted by the Board. No Award shall be granted under the Plan after the close of business on May 14, 2007. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

                          I.C. ISAACS & COMPANY, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1999

    The undersigned hereby constitutes and appoints Robert J. Arnot and Gerald
W. Lear, as attorneys and proxies with full power of substitution, to attend and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of I.C. Isaacs & Company, Inc. (the "Company") to be held at the Best Western and Conference Center, 5625 O'Donnell Street, Baltimore, Maryland 21224, at 11:00 a.m., local time, on Thursday, June 3, 1999 and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present, and the undersigned hereby instructs said attorneys and proxies to vote as follows with respect to the matters described in the Proxy Statement:

    1. To elect three Class II directors to the Company's Board of Directors, each for a term of three years or until their successors have been elected and qualified. The following three persons have been nominated to serve as Class II directors: Jon Hechler, Daniel J. Gladstone and Thomas
       P. Ormandy.

    / /  FOR all nominees listed above   / /  WITHHOLD AUTHORITY to vote for all
nominees listed below

--------------------------------------------------------------------------------

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY ONE OR MORE INDIVIDUAL NOMINEES, WRITE THE NAME OF EACH SUCH NOMINEE ON THE LINE PROVIDED ABOVE.)

    2. To approve the adoption of the Company's Amended and Restated 1997 Omnibus Stock Plan.

    / /  FOR               / /  AGAINST               / /  ABSTAIN

    3. To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.
       / /  FOR              / /  AGAINST              / /  ABSTAIN

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

    4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, WHICH RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING, EACH OF THE PROXIES NAMED HEREIN WILL VOTE IN ACCORDANCE WITH HIS BEST JUDGMENT.

    THIS PROXY when properly executed will be voted in the manner directed herein. If no direction is given, the proxy will be voted FOR the director nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. This Proxy may be revoked in writing prior to its exercise. The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to the undersigned's shares.

    / / Please indicate by check mark if you plan to attend the Annual Meeting of Stockholders.
                                             Dated _______________________, 1999
                                             ___________________________________
                                             (Signature)
                                             ___________________________________
                                             (Signature)

    NOTE: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. When signing as attorney, executor, administrator, personal representative, trustee or guardian, please give full titles as such. (Please sign, date and return this proxy promptly in the enclosed envelope)